Term Agreement between Eye Care Centers International, Inc. and World Without Blindness, Inc.

THIS AGREEMENT, (this "Agreement") entered into and effective, as of the 11th day of May, 2011 ("effective date"), by and between Eye Care Centers International, Inc. a wholly owned subsidiary of Tree Top Industries, Inc. ("TTII"), a Nevada corporation having an office and place of business at 511 Sixth Avenue, Suite 800, New York, NY 10011, and World Without Blindness, Inc., a corporation having its place of business at 16 Chapin Road, Suite 911, Pine Brook, NJ 07058, for value received in the amount of $1.00 and such other goods and services which are acknowledged hereto.

WHEREAS, TTII and World Without Blindness, Inc. have exchanged information and agree to the points enumerated below, and

WHEREAS, the parties to this Agreement represent to each other that they have the requisite authority to enter into this Agreement; and

NOW THEREFORE, the parties hereto agree as follows:

1. Eye Care Centers International, Inc. is hereby granted the global rights, exclusive of the United States, to represent World Without Blindness, Inc. to the public for a 24 month period commencing on the date of the signing of this agreement, including all technologies, services, products, intellectual properties and patents, equipment, et al, contained within World Without Blindness, Inc.

   2-Eye Care Centers International, Inc., will consult with World Without Blindness prior to deployment of technologies, sale and or lease of equipment, etc.

   3-Eye Care Centers International, Inc. Board will elect one Director of World Without Blindness, Inc.'s Board to its Board.

   4-World Without Blindness, Inc. will agree to provide the facilities, software, etc., necessary to receive images via internet transmission and will provide diagnostic medical reports consistent with the standards employed within the US. For a fee of $5.00 per patient, invoice which will be made monthly to Eye Care center International, Inc. and payable within normal thirty days.

   It is agreed by the parties that this is the initial working agreement, and as experience by both parties, amendments hereto may become necessary or desirable, to which the agreement shall not be unreasonably withheld. Should any dispute arise, the parties agree to use mediation and if that fails for any reason then binding arbitration through the New York City Arbitration Association.

EYE CARE CENTERS INTERNATIONAL, INC.

Signed: [signature]

Name: Kathy M. Griffin

Title: President

Date: May 11th, 2011

WORLD WITHOUT BLINDNESS, INC.

Signed: [signature]

Name: Al Tellis, MD

Title: Medical Director

Date: May 25, 2011